November 22, 2022

Northern Lights Fund Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 1,375 to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1,409 under the Securities Act of 1933 (Amendment No. 1,411 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP